Exhibit 10.11
Internap Master Services Agreement
1. Services. This is an agreement between Internap Network Services, Corp. (“Internap”) and the customer set forth on signature block of the accompanying Sales Order Form (“Customer”) to provide the services offered by Internap (“Services”) to Customer as described in the attached Sales Order Form or any subsequent Sales Order Form. Internap agrees to provide such Services in accordance with the applicable Service Level Agreement (“SLA”). Certain Internap Services also require an additional attachment which can found below and are hereby incorporated by reference if the Customer purchases the applicable service. As used in this Internap Master Services Agreement the term “Agreement” shall be deemed to include the terms of any applicable Sales Order Form, Attachment and SLA.
2. Customer Obligations.
2.1 Customer shall, at its expense, provide all necessary preparations reasonably required to connect to the Services and reasonably comply with Internap’s installation and maintenance specifications for delivery of the Services. Customer shall be responsible for the costs of any relocation or removal of connectivity that results from Customer’s actions in addition to the costs for the original circuit until the relocated circuit is active. Additionally, Customer shall provide Internap or its agents with reasonable access to Customer’s premises to perform any acts required under this Agreement.
2.2 Unless otherwise agreed in writing by each Party, if Customer provides its own router in conjunction with the Services (e.g., a remote frame relay or private line connection from Customer’s premises to an Internap facility), then Customer is fully responsible for the installation, maintenance and configuration of Customer-provided router. Subject to Internap’s approval, Customer is required to use a router capable of: (i) dealing with a full Internet routing table; (ii) speaking BGP4 in compliance with the current Internet RFC; (iii) receiving standard BGP communities; and (iv) using such communities to impact Internap’s routing policy.
2.3 If Customer multihomes to the Internap network, Customer will implement a multihoming configuration agreed to by Internap and Customer.
2.4 Customer shall be responsible for all hardware, software, cabling, services and components not provided by Internap, including the selection, use compatibility, monitoring, support and troubleshooting thereof. Upon notice from Internap that any component causes or is likely to cause a hazard, interference or obstruction of the Services, Customer shall eliminate the item promptly, and Internap may disconnect the Services immediately until the elimination occurs. Internap shall not be responsible: (a) for the installation, operation, management or maintenance of any hardware, software, cabling or services not provided by or through Internap in connection with the Services; or (b) if any modification or configuration performed by Customer of Customer provided equipment impairs the performance of Services.
2.5 In accordance with Internap’s and any other relevant equipment manufacturer’s specifications, Customer shall maintain a suitable environment for any Internap equipment housed on Customer’s premises and/or on premises rented by Customer or under its control. Customer shall be liable for any and all damages caused by Customer to Internap-owned or leased property that may be located on such premises, excluding reasonable wear and tear.
3. Fees and Payment.
3.1 Customer shall pay the fees and charges in the applicable Sales Order Form, which shall include the costs of third party services or products, including changes thereto (collectively, the “Fees”). Fees will be invoiced together with any applicable sales, use or other taxes in advance, at the beginning of each month during which the Services are to be provided or at the end of the month if the Services are usage based. If a Sales Order Form indicates a minimum usage amount (“Committed Rate”), the Committed Rate shall be billed at the beginning of each month during the Term of the applicable Sales Order Form. Fees and all applicable taxes shall be paid to Internap at its address first above written or at such other place as Internap may designate in writing. Payments are due net thirty (30) days from the date of Internap’s invoice and are subject to late charges thereafter, calculated at the lesser of 1% interest per month (or fraction thereof) or the maximum rate permitted by law. Internap may suspend performance or provision of the Services, terminate this Agreement in accordance with Section 6.3 or suspend payment of credits due Customer under the applicable SLA for late or nonpayment of Fees and Customer shall be liable for any attorneys or collection agency fees reasonably incurred by Internap in connection therewith. Customer shall furnish to Internap the information in the Internap Business Information Form, as Internap may, from time to time, reasonably request. Such information shall be deemed Confidential Information of Customer as defined in this Agreement. Any Services upgrades requested by Customer may result in additional fees or other charges. Any billing dispute must be made in good faith, in writing and, together with all supporting documentation, received by Internap within ninety (90) days from the date of receipt of Internap’s invoice, or the right to dispute such billing shall be deemed to have been waived. Customer shall otherwise timely pay any undisputed and validly due Fees.
3.2 Customer is responsible for any taxes, duties, fees or surcharges that are imposed or authorized by regulatory and governmental entities relating to Services provided to Customer, including but not limited to sales, use, gross receipts and value added taxes, surcharges, franchise fees, occupational, excise, and universal service (state and federal) taxes and surcharges (but not including any tax directly imposed on Internap’s net income) and will pay to Internap or reimburse Internap upon invoicing or request for amounts paid by Internap relating to Services provided to Customer. If Customer is subject to paying value added taxes (“VAT”) in any jurisdiction but such taxes are not specifically invoiced or collected by Internap, then it shall be Customer’s sole responsibility to timely submit its own tax returns and pay the related VAT directly to the taxing authorities in such jurisdictions and Internap shall have no liability related thereto.
3.3 Billing for Internap or Internap provided third party connectivity services, including all associated fees and charges, commences upon the date that is the earlier of (a) delivery and availability of the local loop/Telco connection; or (b) availability of the port circuit at the Internap or connectivity partner service point for Customer Provided Access orders. Billing for Internap colocation, content delivery services or Internap provided partner services including all associated fees and charges commences upon the date of delivery of the specified products and services. The dates in this paragraph are collectively referred to as the “Billing Start Date”.
3.4 If Customer’s Service is disconnected due to nonpayment or late payment by Customer, Customer shall be responsible for all reasonable costs reasonably incurred by Internap resulting from such disconnection in addition to payment for any free months of Service and/or waiver of set-up fees received by Customer. Additionally, if Customer requests the restoration of the Services, Customer may be responsible for an additional fee for such restoration if mutually agreed.
3.5 If Customer exceeds its most recent Sales Order Form bandwidth, data transfer or data storage Committed Rate for any month, Internap shall bill Customer at the end of the month additional Fees, at the applicable bursting rate, for the actual amount of excess bandwidth, data transfer or data storage during such month. Billings for such overages are due on the same terms applicable to Customer’s payment of other Fees.
4. License Grant.
4.1 Upon payment of all applicable Fees and subject to the terms and conditions of this Agreement, Internap grants Customer the nonexclusive, nontransferable right to use the Services hereunder for the term set forth in the applicable Sales Order Form solely for Customer’s own business operations.
4.2 Other than those rights expressly granted herein, Internap grants to Customer no other rights to the Services, express or implied, and Internap reserves all rights in the Services not expressly granted herein. Customer agrees that it shall not, nor shall it permit others to: (a) alter, adjust, repair or circumvent any aspect of the Services; (b) copy, modify, decompile, reverse engineer or disassemble the performance data or any part thereof, Internap’s proprietary technology or the Services provided; (c) use or allow the use by Customer personnel or third party agents or representatives of, the performance data for the development or modification of new or existing Customer or third party product lines, analysis reports or for public release; or (d) resell, pass-through, sublicense, rent, lease, timeshare or rebrand the Services otherwise provide the Services to any third party other than for its business operations. Customer may not remove, modify or obscure any copyright, trademark or other proprietary rights notices that appear on Internap’s or any third party provider’s software products. Customer agrees to be bound at all times by Internap’s current Acceptable Use Policy, as of the Effective Date and all subsequent versions that may be modified from time to time, which is incorporated herein by this reference and is maintained at www.internap.com. If Customer, or a third party through Customer, violates any of the foregoing prohibitions, Internap will provide notice and a reasonable time to correct, if practicable, but if is not practicable, may immediately suspend the Services and/or terminate this Agreement.
4.3 Customer may need to receive a username, password, and other account information in order to receive certain Services, in which case Customer must keep its password confidential. Customer will be responsible for any changes or updates made to its account using its username and password, and agrees to notify Internap immediately upon discovering any unauthorized use of its username and password.
5. Intellectual Property Rights. Customer acknowledges and agrees that, subject to the license grant set forth in Section 4, Internap owns all right, title and interest in and to the specifications, technology, configurations, routing data, performance data , patents, trade secrets and other proprietary information related to the Services, including but not limited to any and all modifications and derivative works thereto. Additionally, subject to the license grant set forth in Section 4, Internap has all rights to the IP addresses provided hereunder.

6. Term and Termination.
6.1 The term of this Agreement (“Term”) shall commence upon the Billing Start Date of the initial Sales Order Form and shall remain in effect perpetually unless terminated under the terms of this Agreement. The term of each Sales Order Form shall commence upon the Billing Start Date for services under that specific form and shall remain in effect for the period set forth in that Form.
6.2 Customer may terminate this Agreement or any Sales Order Form hereunder for convenience by providing written notice to Internap at least one hundred twenty (120) days before the requested termination date; provided, however, that such termination shall not affect Customer’s or Internap’s obligations through the termination date.
6.3 Either Party may terminate this Agreement or any Sales Order Form for “Cause” upon written notice if: (a) the other Party materially breaches this Agreement or the applicable Sales Order Form and fails to cure such breach within thirty (30) days following receipt of notice of such breach; (b) the other Party fails to function as a going concern or operate in the ordinary course; (c) there is an assignment by the other Party for the benefit of creditors; (d) there is a voluntary or involuntary (which is not dismissed within sixty days), bankruptcy filing by or against the other Party; or (e) the other Party breaches the confidentiality restrictions in Section 7. The Parties agree that Customer’s sole remedy in respect of obligations to which the applicable SLA apply, unless breach of such obligations shall constitute a material breach of this Agreement or the applicable Sales Order Form, is the provision of credits or termination of the applicable Sales Order Form as described in the SLA for Services covered thereby and such remedy may be provided in the period and manner stated in the applicable SLA.
6.4 Except where early termination occurs due to force majeure or termination by Customer for Cause, if Customer terminates this Agreement or a particular Sales Order Form after the Billing Start Date but before the end of the Term (as set forth in the particular Sales Order Form), Customer shall pay all third party charges incurred by Internap through the lease of equipment and/or the management of Internap or Customer provided equipment in addition to all amounts (provided that Internap shall use reasonable efforts to mitigate such third party costs) then due and unpaid plus fifty percent (50%) of the amount Customer would otherwise have had to pay to Internap over the remainder of the Term of the terminated Sales Order Form, or over the remainder of the Term for each current Sales Order Form if Customer is terminating this Agreement (collectively, less third party costs avoided, the “Termination Fee”), calculated based on the remaining number of months of the Term, at a monthly rate based on the minimum monthly billing tier amount or, in the case of content delivery services, seventy-five percent (75%) of the Committed Rate. Customer agrees to pay any Termination Fee within thirty (30) days of the termination date. Customer acknowledges that such Termination Fee is not a penalty but is in the nature of liquidated damages, and Internap acknowledges that payment of such Termination Fee shall be its exclusive remedy and Customer’s sole liability for early termination by Customer.
6.5 If Customer terminates or cancels this Agreement or a Sales Order Form prior to the Billing Start Date, as Internap’s exclusive remedy and Customer’s sole liability, Customer will be liable for all unrecoverable out of pocket costs reasonably incurred by Internap through the date of Internap’s receipt of Customer’s written notice of cancellation plus two months of Fees, with no credit provided for any otherwise available free months of Service (the “Cancellation Fee”). Customer agrees to pay any Cancellation Fee within thirty (30) days of the cancellation date.
6.6 Except as otherwise specifically provided in this Agreement, Termination of this Agreement or any Sales Order Form shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer of its obligation to pay all fees that have accrued or are otherwise owed by Customer, including the Termination Fee and Cancellation Fee. Upon expiration or termination of this Agreement or any Sales Order Form: (i) the rights granted to Customer under this Agreement or the particular Sales Order Form will cease immediately upon the effective date of such expiration or termination and be of no further force or effect; (ii) each party will promptly destroy or return to the other party all Confidential Information belonging to such party and certify in writing to the other party that all such Confidential Information has been so destroyed or returned; and (iii) Customer shall within five business days surrender to Internap, in its original condition, all equipment or other property owned or leased by Internap that has been provided to Customer. Termination or expiration of this Agreement shall not affect those clauses within this Agreement that by their nature, are intended to survive termination.
7. Confidentiality. In connection with this Agreement, the parties might be exposed to the other party’s information that is confidential or proprietary in nature (“Confidential Information”). Such Confidential Information shall include, without limitation: (a) any specifications, protocols, router configuration syntax, routing data, facilities specifications and performance data related to services or technologies; (b) any processes, methods, ideas, techniques, drawings, works of authorship, SLA, inventions, know-how, software, algorithms and formulae related to the products or services of either Party; (c) information concerning research, development, financials, procurement, customer lists, investors, employees, third party relationships, forecasts, future product plans and marketing plans of either party; (d) any other information or material that is proprietary to either party or which, by its nature, the receiving should reasonably know is confidential in nature; and (e) any other information that is marked confidential, restricted, proprietary or with a similar designation. Such information shall be deemed Confidential Information, whether or not described as such at the time of communication. The parties agree: (i) to take all reasonable steps necessary to maintain the confidentiality of any such Confidential Information and not to disclose such Confidential Information without the other party’s prior written consent; (ii) to not use or copy any Confidential Information for any purpose other than in direct furtherance of the purposes of this Agreement; (iii) that their obligations under this Section 7 shall survive the termination of this Agreement for a period of three (3) years; and (iv) all data stored by Customer on behalf of its third party customers pursuant to its online backup business shall, as between Internap and Customer, be considered Confidential Information of Customer to which Internap’s obligations under this Section 7 shall apply perpetually. Each party’s confidentiality obligations shall not apply to the extent that disclosed Confidential Information: (1) is already rightfully known to the other party without an obligation of confidentiality; (2) becomes publicly available through no breach of this Section by the other party; (3) is received from a third party rightfully and without restriction; (4) is independently developed without exposure to or use of the Confidential Information; or (5) is required to be disclosed by law; provided that disclosing party shall give the other party notice and an opportunity to contest such disclosure.
8. Warranty and Disclaimer; Covenant.
8.1 Subject to the limitations contained herein, Internap warrants that its Services will, in all material respects, conform to the requirements of the applicable SLA.
8.2 Customer’s sole and exclusive remedy and Internap’s entire liability for such breach of the above warranty or any claim related to the Services shall be in accordance with the applicable SLA.
8.3 WITH RESPECT TO THE SERVICES, ANY EQUIPMENT AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY OF SERVICE, TITLE, AND NONINFRINGEMENT. ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE MAXIMUM EXTENT ALLOWED BY LAW.
8.4 Customer, subject to the terms and provisions of this Agreement, on payment of the Fees and observing, keeping and performing all of the other terms and provisions of this Agreement on Customer’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the premises and the Services during the term hereof, without hindrance or ejection by any persons lawfully claiming under Internap.
9. Limitation of Liability.
9.1 Except as otherwise set forth in Section 7, under no circumstances shall either party be liable, either in contract, tort, warranty, strict liability, negligence or under any statute, regulation or any other theory for: (a) unauthorized access, alteration, theft, corruption, or destruction of or to the other party or their customers’, end users’ or business partners’ computer files, databases, network, transmission facilities or equipment by third parties not acting on behalf of a party to this Agreement; or (b) the content, accuracy or quality of any Customer data transmitted through the Services.
9.2 EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 7, 8 OR 10 OF THIS AGREEMENT:
9.2.1 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR CUSTOMER’S PAYMENT OBLIGATIONS UNDER SECTIONS 6.4, AND 6.5, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR ANY SALES ORDER FORM SHALL BE LIMITED TO A DOLLAR AMOUNT EQUAL TO SIX MONTHS OF FEES PAID BY CUSTOMER TO INTERNAP FOR THE APPLICABLE SERVICES IN THE PARTICULAR SALES ORDER FORM UNDER WHICH THE LIABILITY ARISES.
9.2.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY THIRD PARTY CLAIM OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH THEREOF, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, AND EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES.

10. Indemnity. Customer will indemnify and save Internap harmless from and against all loss, liability, damage and expense, including reasonable attorneys fees, caused by Customer’s officers, employees, agents, vendors, partners or contractors arising from third party claims or demands: (a) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; (b) arising from data transmitted, received or stored on or over Internap’s network by or through Customer; (c) for any damages or loss incurred as a result of a failure or modification of any Customer provided equipment installed within Internap’s facilities or on Customer’s premises, or (d) of infringement of a third party’s proprietary rights based on any information, materials or access to property provided by Customer; provided that Internap notifies Customer promptly of such claim, turns over control to the defense or settlement of such claim to Customer in its sole discretion and cooperates reasonably and at its expense with Customer regarding defense of such claim.
internap will indemnify and save Customer harmless from and against all loss, liability, damage and expense, including reasonable attorneys fees, caused by Internap’s officers employees, agents, vendors or contractors arising from third party claims or demands (i) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; or (ii) that Customer’s use of the Services according to terms and conditions herein infringe any third party’s patent or copyright, or trade secret; provided that Customer notifies Internap promptly of such claim, turns over control to the defense or settlement of such claim to Internap in its sole discretion and cooperates reasonably and at its expense with Internap regarding defense of such claim.
If an indemnified party seeks defense by the other party of such claim or demand, it must notify the other party of such claim or demand, turn over control of the defense or settlement thereof to the other party and cooperate reasonably with Customer regarding defense of such claim; and provided further, an indemnified party shall have the right, at its sole expense, to participate in the defense of such claim through counsel of its own choosing, and if any proposed settlement imposes any liability or responsibility on an indemnified party, the other party must obtain the prior written consent of such party before entering into the settlement.
11. General Provisions.
11.1 The Parties acknowledge that any threatened or actual breach by the other Party of the Confidential Information obligations in Section 7, or a Party’s intellectual property and other proprietary rights, may result in immediate, irreparable harm, and equitable remedies may be sought by the non-breaching party and awarded by a court of competent jurisdiction.
11.2 In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Internap’s proprietary rights, no action, regardless of form, arising out of this Agreement may be brought by either Party more than two years after the cause of action has accrued.
11.3 Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either Party, and any such attempted assignment shall be void and of no effect, without the advance written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required if either Party assigns this Agreement to a wholly owned subsidiary (in which case the assignor shall remain jointly and severally liable for any financial obligations of the assignee) or in connection with a merger, acquisition or sale of all or substantially all of its assets.
11.4 Neither Party shall be liable for any delay or failure in performance due to war, acts of terror, riots, embargoes, strikes, accidents, fire, acts of God, supplier or vendor failure, outage or malfunction of local or longhaul telecommunications services, utility outage or other occurrence beyond such Party’s direct control (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event, and if a Force Majeure Event continues for more than sixty (60) days, Internap or Customer may cancel this Agreement with no further liability (except for any amounts due and not paid by Customer) as a result of such Force Majeure Event.
11.5 The prevailing party in any action to enforce the terms of this Agreement will be entitled to reasonable attorneys’ fees and other costs and expenses incurred by it in connection with such action.
11.6 Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of Internap and Customer.
11.7 Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (a) on the delivery date if delivered personally to the Party to whom the same is directed; (b) upon receipt of confirmation on the sender’s facsimile machine that all pages have been received by the recipient, if sent by facsimile; or (c) one business day after deposit with a commercial overnight courier, with written verification of receipt. Except as specifically provided in this Agreement, if notice is being sent to Customer, notice shall be sent to the attention of the signatory of this Agreement and the relevant Sales Order Form, or to such other address or individual as the Customer may specify from time to time by written notice to Internap. Except as specifically provided in this Agreement, if notice is being sent to Internap, notice shall be sent to the to the addresses set forth below:

If to Internap:	Internap Network Services
250 Williams Street
Suite E-100
Atlanta, GA 30303
Attn: VP of Finance

with copies to:	Internap Network Services
250 Williams Street
Suite E-100
Atlanta, GA 30303
Attn: General Counsel
11.8 During the Term of this Agreement, each party will maintain, at its own expense, commercial general liability insurance with policy limits of not less than One Million Dollars (US $1,000,000.00) per occurrence.
11.9 This Agreement and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of New York, excluding its conflict of laws provisions.
11.10 The Parties hereby irrevocably consent to the sole and exclusive jurisdiction of and venue in the district courts for the Southern District of New York, in Manhattan, or if federal subject matter jurisdiction does not exist, then in the courts of the State of New York, located in New York County.
11.11 This Agreement may be executed and delivered in counterparts, each of which will be deemed an original, and all of which when taken together shall be one instrument. This Agreement may be executed by facsimile. The Parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures.
11.12 Terms in any Sales Order form related to rates to be charged and Services to be performed under it will control regarding the specific engagement in that particular Sales Order Form. In the event of any conflict or inconsistency between this Agreement and a Sales Order Form regarding rates and Services to be performed, the terms of the Sales Order form shall control. In the event of any conflict or inconsistency between this Agreement and a Sales Order Form regarding any other terms, including but not limited to billing, credit or payment terms, the terms of this Agreement shall control. If any other document, such as a purchase order, invoice, or confirmation contains terms that are in addition to, inconsistent or in conflict with the terms of this Agreement or a Sales Order Form, the terms of this Agreement and the Sales Order form shall control. In the event of any conflict or inconsistency between this Agreement and an SLA, the terms of this Agreement shall control; specifically, Section 11d of the SLA being entered into by the parties simultaneously herewith shall not apply.
11.13 This Agreement is the entire and complete understanding between the Parties with respect to the Services and subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the Parties, whether written or oral, regarding such subject matter. This Agreement may not be modified in any way unless in writing, signed and dated by the duly authorized representatives of the Parties. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

In Witness Whereof, the parties have executed this Agreement on and as of the day and year first above written.

Internap Network Services Corporation:		customer:

By:	/s/ Bruce Hoffman	By:	/s/ Andrew Keenan

	Title: Market Manager		Title: CFO
	Printed Name: Bruce Hoffman		Printed Name: Andrew Keenan

Collocation Attachment
Attachment To Master Service Agreement
1.	Relation to Master Services Agreement.

This Collocation Attachment is an Attachment to the Internap Master Services Agreement (“Agreement”) entered into by Customer and Internap. In the event of any direct conflict between this Collocation Attachment and the Agreement, the terms of this Collocation Attachment shall control with regard to the Collocation Services.

2.	Definitions.

All capitalized terms used but not defined in this shall have the meanings stated in the Agreement. Any terms of general usage specific to the subject matter of this Collocation Attachment shall be deemed to be included within the general definition of such terms in the Agreement, e.g., Collocation Services and Collocation Order Forms shall each respectively be deemed Services and Order Forms under the Agreement and shall each be subject to the terms applying thereto.

3.	Collocation Services.

3.1	Customer may, pursuant to a particular Sales Order Form, sublease from Internap certain space (the “Space”) to locate certain equipment (the “Equipment”), in which case the terms and conditions set forth in this section shall apply.

3.2	Customer shall use the Space solely for the location and operation of the Equipment. Customer shall not connect or interconnect the Equipment with any other equipment or services of any third party without Internap’s prior written consent. Except as set forth in this Agreement or the applicable SLA, the Space is accepted “AS IS” by Customer and Internap makes no other representation or warranty as to the fitness of the Space for Customer’s intended use. Subject to Customer’s compliance with all applicable clearance and authorization procedures, access to the Space shall be available twenty-four hours per day, seven days per week, but is limited to those persons identified by Customer and approved by Internap in writing. If any such person causes any damage or threat of damage to any property, individuals or the Space, Internap may in its sole discretion rescind such person’s right to access the Space. Internap shall have the right to access the Space at any time for any purpose. Internap shall have the authority (without subjecting Internap to any liability related thereto) to suspend Customer’s operations in and around the Space if, in Internap’s sole discretion, there arises any hazardous condition, unsafe practice or emergency situation. Internap may, upon reasonable notice, require Customer to relocate the Equipment to another space; provided, however, that such other space shall afford reasonably comparable access, environmental conditions and facilities. All reasonable costs of relocating the Equipment in the above circumstance shall be borne by Internap.

3.3	Neither Customer nor its agents or contractors shall make any alterations or improvements to the Space before submitting all plans and specifications for such improvements to Internap and receiving Internap’s prior written consent. All fixtures, alterations, improvements and/or appurtenances attached to or built into, on or about the Space shall be and remain part of the Space and shall not be removed by Customer (unless otherwise directed by Internap). Upon termination, expiration or cancellation of any sublease hereunder, except for alterations as described herein, Customer shall return the Space to the same condition as it existed upon commencement of the sublease, reasonable wear and tear excepted. Customer shall be liable for all damage to the Space, including all costs and expenses required to return the Space to its original condition.

3.4	Customer shall take all actions reasonably necessary to comply with the requirements of any underlying agreement or instrument related to or encumbering the Space upon notice of such requirements; provided that the foregoing shall not materially affect the usage anticipated in the SLA. Customer, its employees, agents and contractors shall abide by all applicable laws, regulations, tariffs, rules and policies related to the Space If any underlying agreement or instrument terminates, Internap shall provide Customer with at least 120 days notice and if the parties are unable to make alternative arrangements, the Sales Order Form for Customer’s collocation of the Space shall automatically terminate and any Services provided in connection with the Space shall also terminate; provided that Customer may extend the term on a month to month basis for up to six months by continuing to pay the monthly fees. Internap agrees to interconnect and cooperate in a commercially reasonable manner with Customer’s third party providers.

3.5	INTENTIONALLY LEFT BLANK.

4.	Intellectual Property Rights.

Other than those rights expressly granted herein, Internap grants to Customer no other rights to the Services, express or implied, and Internap reserves all rights in the Services not expressly granted herein. Customer agrees that it shall not, nor shall it permit others to: resell, pass-through, sublicense, rent, lease, timeshare or rebrand the Services or Space otherwise provide the Services or Space to any third party

5.	Termination of Agreement or Sales Order Form.

Upon expiration or termination of this Agreement or any Sales Order Form if Customer has Equipment on Internap’s property, Customer shall promptly remove all Equipment and other property as directed by Internap and restore the Space to its prior condition. Any Equipment or other property not so removed by Customer may be removed and disposed of or stored by Internap, and Customer shall be liable for the cost of removal, disposal or storage and restoration of the Space to its original condition; provided that Customer may extend the term on a month to month basis for up to six months by continuing to pay the monthly fees. If Customer does not return all Internap property in its original condition as determined by Internap in its sole discretion, reasonable wear and tear excepted, Customer shall be responsible for the replacement value of the same or reasonably comparable property.